                                                                       EXHIBIT 5

Saul Centers, Inc.
8401 Connecticut Avenue
Chevy Chase, MD  20815

     Re:  Form S-8 Registration Statement

Dear Sirs:

     We have acted as counsel for Saul Centers, Inc., a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-8 which is being filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement registers 50,000 shares of the common stock of the Company, par value $ 0.01 per share (the "Shares"), issuable pursuant to the Saul Centers, Inc. Deferred Compensation and Stock Plan For Directors (as amended March 18, 1999) (the "Plan").

     In such capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the Plan and the corporate action taken by the Company that provides for the issuance of the Shares.

     Based upon the foregoing, we are of the opinion that the Shares issuable pursuant to the Plan have been duly and validly authorized and, upon issuance and delivery thereof as contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Prospectus which is a part of the Registration Statement.

     We are, in this opinion, opining only on the law of the State of Maryland and the federal law of the United States.

                              Very truly yours,
                              /s/ Shaw Pittman
                              SHAW PITTMAN